Exhibit 10.5

SEPARATION AGREEMENT

1.	Philip Keipp (“Employee”) submitted his letter of resignation on May 29, 2015 and his last day of employment is June 12, 2015.
2.

In consideration for the releases and covenants by Employee contained in this Separation Agreement (the “Release”), Huttig Building Products, Inc., its affiliates, subsidiaries, related entities, successors and assigns (the “Company”) shall, on the terms and conditions hereinafter set forth agree to give to Employee:

a.

Severance pay of $134,615 less Employee’s group health insurance contributions and subject to all usual withholding for state and federal taxing authorities, payable in equal installments in accordance with the Company’s first regularly scheduled payroll following expiration of the time periods set forth in Paragraph 8 below and ending on December 31, 2015 (the “Severance Period”).   Employee’s restricted stock shares that are scheduled to vest in January 2016 will be awarded on the date of the January vesting; provided, all other restricted stock shares shall be forfeited.  The total number of shares to vest in January 2016 is 63,334, with 23,334 shares vesting on January 27, 2016, 20,000 shares vesting on January 28, 2016, and 20,000 shares vesting on January 29, 2016.  Employee shall be entitled to the payments and equity award referred to above only if Employee signs this Release and delivers it to the Company within twenty-one (21) days of receipt, and does not thereafter revoke it within the revocation period set forth in Paragraph 8 of this Release.

b.

The right to continue to participate in the Company’s health insurance plans, with the Company paying the portion of the plan costs that the Company would have paid had the Employee continued to be an active employee of the Company and the Employee paying the portion of the plan costs that Employee would have paid as an active employee of the Company, until the earlier of (i) December 31, 2015, or (ii) the date Employee commences other employment.  In the event Employee obtains new employment, Employee must provide written notification to the Company’s benefits department within three (3) days of accepting a position.

c.	During the Severance Period, Employee will not receive or accrue any continuation of any other benefits during the Severance Period.
d.

The Employee shall automatically and without any further actions be deemed to have resigned from all officer positions held by him with respect to the Company.  Further, all agreements between Employee and the Company, including without limitation, the Indemnity Agreement and the Change of Control Agreement shall be deemed terminated herewith.

3.

In consideration of the foregoing, Employee, Employee’s agents and family members (collectively, the “Employee Parties”) hereby irrevocably and unconditionally release and forever discharge the Company, its affiliates, subsidiaries, and related entities, and their respective owners, directors, officers, employees, agents, successors, and assigns (collectively, the “Company Parties”) from and against any and all manner of actions, liability, causes of action, claims, demands, contracts, attorneys’ fees, back pay, lost future wages, claims for personal injury, discrimination, and/or mental anguish, claims for vacation pay, sick pay, or any other employee benefits, which any of the Employee Parties now may have or hold or at any time heretofore had or held, arising out of, existing by reason of, resulting from, or based upon:

Exhibit 10.5

Employee’s employment with Company, or the separation therefrom, and any employment practice, custom or policy of any of the Company Parties.
4.

Employee acknowledges and agrees that the claims released and discharged hereby include, but are not limited to, claims that have been or could be asserted under: the common law of the State of Missouri; the Missouri Human Rights Act; any rights pursuant to Missouri Revised Statutes §287.780 and §290.140; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Section 1981 through 1988 of Titles 29 and 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age of Discrimination in Employment Act of 1967, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the National Labor Relations Act, as amended; the Rehabilitation Act of 1973; the False Claims Act; the Equal Pay Act; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, or any replacement acts; the Immigration Reform Control Act, as amended; the Older Worker Benefit Protection Act; the Sarbanes-Oxley Act of 2002; any tort theory including but not limited to the torts of wrongful discharge and negligent or intentional misrepresentation; or, any other legal limitation on the employment relationship, whether federal, state, local or common law; and any other federal, state, or local law, constitution, regulation, ordinance, decision or common law claim concerning employment, wages, vacation, personal leave, holiday or sick pay, paid time off, payment pursuant to any practice, policy, handbook or manual of the Company, including without limitation, any Company severance plans, hours of work, labor relations, employment relations, fair employment practices, fair credit reporting, human rights, civil rights, service letters, occupational safety and health, discrimination in employment, including disparate impact, harassment, failure to accommodate, retaliation, or termination of employment; any and all claims for personal injury, emotional distress, libel, slander, defamation and other physical, economic, or emotional injury; and all claims for attorneys’ fees and costs.  Employee agrees that this Release includes the release of all claims, which Employee does not know or expect to exist in Employee’s favor at the time Employee signs this Release.  This Release releases all such claims.

5.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.  Employee agrees that he has otherwise been paid all amounts due to him and that he is not owed any other amounts as a result of his employment with the Company.   Employee further affirms that Employee has no known workplace injuries or occupational diseases.

6.

Employee represents that Employee has not filed, nor is there pending, any claim to which Employee is a party, charging party, or complainant before any administrative agency or court including, but not limited to, the Department of Labor, the Equal Employment Opportunity Commission, the Missouri Commission on Human Rights, the St. Louis Civil Rights Enforcement Agency, or any local human relations commission.  Employee waives Employee’s right to request a letter under the Missouri Service Letter Statute.  Employee knowingly and voluntarily waives Employee’s rights, if any, to recover any damages or other relief for any claim brought by the Equal Employment Opportunity Commission, and/or any state or local agency on Employee’s behalf under all federal, state, and local anti-discrimination laws.

Exhibit 10.5

7.

Employee agrees not to disclose any information regarding the existence or substance of this Release, the discussions leading up to it, or the fact of settlement, to anyone except to Employee’s spouse/partner, income tax return preparer and attorney (if any).  Employee represents that Employee has not, prior to signing this Release, told anyone other than Employee’s spouse/partner, income tax return preparer and attorney, about the dollar amounts referred to herein.  Employee specifically agrees not to disparage the management, employees, products, or business of the Company or any of the Company Parties in any manner.   Employee represents that Employee understands that this pledge of confidentiality and non-disparagement is an integral part of the agreement of the Company to provide severance benefits and payment.  Notwithstanding the foregoing, Company shall be permitted to disclose this Release, and/or the terms of this Release, as required by law, regulations or stock exchange requirements.

8.	By execution of this Release, Employee expressly waives any and all rights or claims arising under the Age Discrimination of Employment Act of 1967 (“ADEA”) and:
a.	Employee acknowledges that Employee’s waiver of rights or claims arising under the ADEA is in writing and is understood by Employee;
b.	Employee expressly understands that this waiver specifically refers to rights or claims arising under the ADEA;
c.	Employee expressly understands that by execution of this Release, Employee does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed;
d.

Employee acknowledges that the waiver of Employee’s rights or claims arising under the ADEA is in exchange for the consideration outlined above, which is substantially above and beyond that to which Employee is entitled;

e.	Employee acknowledges that the Company is expressly advising Employee to consult with an attorney of his choosing prior to executing this Release.
f.

Employee has been advised by the Company that Employee is entitled to at least twenty-one (21) days from receipt of this Release within which to consider this Release, which period commenced on May 29, 2015;

g.

Employee acknowledges that Employee has been advised by the Company that Employee is entitled to revoke (in the event Employee executes this Release) Employee’s waiver of rights or claims arising under the ADEA within seven (7) days after executing this Release and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day revocation period has expired;

h.

The parties agree that should Employee exercise Employee’s right to revoke the waiver under subparagraph (g) hereof, this entire Release, and its obligations, including, but not limited to the obligation to provide Employee with severance pay, are null, void and of no effect; and

i.

Employee acknowledges, notwithstanding any other provision of this Release to the contrary, that no sums or benefits due Employee hereunder, including the severance pay contained in Paragraph 1, shall be paid or provided until the revocation period specified in subparagraph (g) hereof has expired and then, and only, then, shall such sums be paid in accordance with Paragraph 1.

j.	Employee acknowledges and agrees that Employee will communicate Employee’s decision to accept or reject this Release to the Company as provided herein. Specifically,

Exhibit 10.5

Employee further acknowledges and agrees and understands that Employee has the right to revoke this Release for seven (7) days after signing by provided written notice to Rebecca Kujawa, General Counsel, Huttig Building Products, Inc., 555 Maryville University Drive, Suite 400, St. Louis, Missouri, 63141.

9.

During the Severance Period, Employee will, without further compensation, be available to assist the Company as reasonably requested by the Company regarding activities pertaining to Employee’s prior responsibilities with the Company and do such other things as are reasonably requested by the Company to provide for an orderly transition of Employee’s employment responsibilities.  In addition, Employee agrees to assist the Company, and if necessary to testify, through a deposition or at trial, with respect to matters related to periods during which Employee was employed by the Company.

10.	Employee acknowledges that Employee has read this Release, fully understands its terms, and is voluntarily signing this Release with full knowledge of its significance.
11.

The parties agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

12.

This Release shall be governed and conformed in accordance with the laws of the state of Missouri without regard to its conflict of laws provision.  Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.

13.	This Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Release.
14.

Employee shall return any and all of Company’s property and documents which he may have in his possession. Employee shall not communicate or disclose to any entity or person, or use for the Employee’s own account, without the prior written consent of the Company, any information concerning the business, methods of operation, or affairs of the Company (including, without limitation, customer lists or information, developments, marketing concepts, ideas or strategies, pricing or cost information, and information about the Company’s methods of operation).  However, the obligations of this paragraph 14 shall not apply in the event and to the extent that matters become generally known to and available for use by the public otherwise than by the Employee’s act or omission.

15.

This Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understands between the parties.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind in connection with the decision to accept this Release, except for those set forth in this Release.

Exhibit 10.5

Accepted and agreed as of the date set forth below.

EMPLOYEE		HUTTIG BUILDING PRODUCTS, INC.

By:	/s/ Philip Keipp	By:	/s/ JON P. VRABELY
Philip Keipp
		Name:	J.P.Vrabely
Date:	6-2-15
		Title:	President & CEO

		Date:	June 1, 2015